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Exhibit 4.8

IAMGOLD Corporation
Reconciliation with United States Generally
Accepted Accounting Principles
For the three and nine month periods
ended September 30, 2008 and 2007
(Unaudited)

IAMGOLD Corporation (the "Company") follows generally accepted accounting principles in Canada ("Canadian GAAP") which are different in certain respects from those applicable in the United States ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission ("SEC"). The interim unaudited consolidated financial statements of the Company as at September 30, 2008 and for the three and nine month period then ended have been prepared in accordance with Canadian GAAP for interim financial reporting. Such principles differ in certain respects from U.S. GAAP. The effects of these differences on the Company's unaudited interim consolidated financial statements for the three and nine month periods ended September 30, 2008 and 2007 are provided in the following Canadian GAAP to U.S. GAAP reconciliation which should be read in conjunction with the Company's unaudited interim consolidated financial statements.

Consolidated Statements of Earnings:

	Three months ended September 30,		Nine months ended September 30,
(in 000's except per share amounts)	2008	2007	2008	2007
	$	$	$	$
Net earnings (loss) from continuing operations for the year reported under Canadian GAAP	18,849	19,527	86,493	(50,558)
Earnings from Sadiola and Yatela under Canadian GAAP, using proportionate consolidation (Note 1(a))	(9,727)	(14,072)	(35,419)	(40,113)
Sadiola & Yatela equity earnings under U.S. GAAP (Note 1(a))	8,693	13,237	34,868	35,324
Reduction of Tarkwa & Damang equity earnings under U.S. GAAP (Note 1(a))	(1,430)	(2,048)	(4,141)	(5,717)
Exploration expensed (Note 1(b))	(9,036)	(3,933)	(25,099)	(17,977)
Amortization of royalty interests (Note 1(c))	29	(159)	89	(369)
Warrants (Note 1(d))	980	(4,012)	13,872	6,205
Forward sales liability (Note 1(e))	(45)	(88)	(168)	(292)
Income taxes on the above	2,598	1,287	7,046	4,878

Net earnings (loss), U.S. GAAP	10,911	9,739	77,541	(68,619)

Basic and diluted net earnings (loss) per share	0.04	0.03	0.26	(0.23)

Consolidated Statements of Comprehensive Income:

The statements of comprehensive income for the three and nine months ended September 30, 2008 would be presented as follows on a U.S. GAAP basis:

	Three months ended September 30,		Nine months ended September 30,
(in 000's)	2008	2007	2008	2007
	$	$	$	$
Net earnings (loss), U.S. GAAP	10,911	9,739	77,541	68,619)
Other comprehensive income (loss):
Change in unrealized gains (losses) on available-for-sale financial assets, net of tax	—	(613)	(3,356)	(4,139)
Reversal of unrealized unrealized gains (losses) following the sale of available-for-sale financial assets, net of tax	—	1,439	—	1,439
Cumulative translation adjustment	(5,955)	11,667	(11,563)	25,922

Comprehensive income (loss), U.S. GAAP	4,956	22,232	62,622	(45,397)

Consolidated Statements of Shareholders' Equity:

The cumulative effect of the U.S. GAAP differences discussed below on the Company's consolidated shareholders' equity is as follows:

(in 000's)	September 30, 2008	December 31, 2007
	$	$
Shareholders' equity based on Canadian GAAP	1,836,245	1,751,316
Impact on shareholders' equity of U.S. GAAP adjustments:
Accounting for equity investments under U.S. GAAP (Note 1(a))	(31,787)	(27,096)
Accumulated exploration expensed (Note 1(b))	(56,456)	(33,795)
Accumulated amortization of royalty interests (Note 1(c))	(1,967)	(2,058)
Warrants (Note 1(d))	—	(13,872)
Forward sales liability (Note 1(e))	85	253
Flow through shares (Note 1(f))	(503)	—
Income taxes on items the above	15,335	8,291

Shareholders' equity based on U.S. GAAP	1,760,952	1,683,039

Consolidated Statements of Cash Flows:

Cash flows from operating activities, financing activities and investing activities would be presented as follows on a US GAAP basis:

	Three months ended September 30,		Nine months ended September 30,
(in 000's)	2008	2007	2008	2007
	$	$	$	$
Operating activities	54,769	17,076	139,115	39,440
Investing activities	(45,655)	(7,899)	(99,529)	(39,088)
Financing Activities	77	(1,331)	(7,414)	(38,627)

Increase (decrease) in cash and cash equivalents from continuing operations under US GAAP	9,191	7,846	32,172	(38,275)
Increase (decrease) in cash and cash equivalents from discontinued operations	—	—	—	28,451

Net increase (decrease) in cash and cash equivalents under US GAAP	9,191	7,846	32,172	(9,824)
Cash and cash equivalents, beginning of period under US GAAP	118,674	76,305	95,693	93,975

Cash and cash equivalents, end of period under US GAAP	127,865	84,151	127,865	84,151

Consolidated Balance Sheet:

The Company's balance sheets prepared under U.S. GAAP are presented below:

As at September 30, 2008 (in 000's)	Cdn GAAP	Equity Adjustments Note 1(a)	Other US GAAP Adjustments	US GAAP
	$	$	$	$
ASSETS
Current Assets:
Cash and cash equivalents	153,270	(25,405)	—	127,865
Gold bullion	70,191	—	—	70,191
Receivables and other current assets	65,810	(17,218)	—	48,592
Inventories	86,112	(16,247)	—	69,865
Future income tax asset	527	—	—	527

	375,910	(58,870)	—	317,040
Other long-term assets	114,208	(71,857)	—	42,351
Equity investments	135,705	99,092	—	234,797
Royalty interests (Note 1(c))	31,280	—	(1,967)	29,313
Mining assets	1,011,615	(57,363)	—	954,252
Exploration and development (Note 1(b))	211,850	—	(56,456)	155,394
Goodwill	361,648	—	—	361,648
Other intangible assets	12,809	—	—	12,809

	2,255,025	(88,998)	(58,423)	2,107,604

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities (Note 1(f))	135,390	(33,752)	503	102,141
Current portion of long-term liabilities (Note 1(e))	24,238	(2,445)	(85)	21,708
Deferred revenues	658	—	—	658
Current liabilities relating to assets held for sale	—	—	—	—

	160,286	(36,197)	418	124,507
Long-term liabilities:
Long-term debt	5,483	—	—	5,483
Future income and mining tax liability (Note 1(b),(c))	163,818	(5,760)	(15,335)	142,721
Asset retirement obligations	71,750	(15,254)	—	56,496
Accrued benefit liability	6,393	—	—	6,393

	247,444	(21,014)	(15,335)	211,095
Non-controlling interest	11,050	—	—	11,050
Shareholders' equity:
Common shares	1,656,395	—	8,999	1,665,394
Contributed surplus (Note 1(d))	36,983	—	(24,358)	12,625
Retained earnings (Note 1(a),(b),(c),(d),(e))	136,046	(31,787)	(29,639)	74,620
Accumulated other comprehensive income (loss) (Note 1(b)(f))	6,821	—	1,492	8,313

	1,836,245	(31,787)	(43,506)	1,760,952

	2,255,025	(88,998)	(58,423)	2,107,604

As at December 31, 2007 (in 000's)	Cdn GAAP	Equity Adjustments Note 1(a)	Other US GAAP Adjustments	US GAAP
	$	$	$	$
ASSETS
Current Assets:
Cash and cash equivalents	113,265	(17,572)	—	95,693
Short term deposits	—	—	—	—
Gold bullion	53,982	—	—	53,982
Receivables and other current assets	77,221	(18,139)	—	59,082
Inventories	89,230	(17,422)	—	71,808

	333,698	(53,133)	—	280,565
Other long-term assets	88,416	(56,919)	—	31,497
Equity investments (Note 1(a))	112,478	91,165	—	203,643
Royalty interests (Note 1(c))	34,835	—	(2,055)	32,780
Mining assets	1,023,961	(65,737)	—	958,224
Exploration and development (Note 1(b))	225,473	—	(33,796)	191,677
Goodwill	361,648	—	—	361,648
Other intangible assets	15,103	—	—	15,103

	2,195,612	(84,624)	(35,851)	2,075,137

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	127,672	(36,060)	(2,147)	89,465
Dividends payable	17,625	—	—	17,625
Current portion of long-term liabilities (Note 1(e))	32,430	(1,192)	(205)	31,033
Deferred revenues	—	—	2,147	2,147

	177,727	(37,252)	(205)	140,270
Long-term liabilities:
Long-term debt	5,696	—	—	5,696
Future income and mining tax liability (Notes 1(b),(c))	157,956	(4,517)	(8,288)	145,151
Asset retirement obligations	77,506	(15,760)	—	61,746
Accrued benefit liability	6,360	—	—	6,360
Warrants (Note 1(d))	—	—	13,872	13,872
Long-term portion of forward sales liability (Note 1(e))	10,472	—	(48)	10,424

	257,990	(20,277)	5,536	243,249
Non-controlling interest	8,579	—	—	8,579
Shareholders' equity:
Common shares	1,633,119	—	9,542	1,642,661
Contributed surplus	20,034	—	33	20,067
Warrants (Note 1(d))	24,391	—	(24,391)	—
Retained earnings (Notes 1(a),(b),(c),(d),(e))	49,553	(27,095)	(25,378)	(2,920)
Accumulated other comprehensive income (loss) (Note 1(b))	24,219	—	(988)	23,231

	1,751,316	(27,095)	(41,182)	1,683,039

	2,195,612	(84,624)	(35,851)	2,075,137

Note 1 — Notes to the U.S. GAAP Reconciliation:

(a)
Investments in Sadiola, Yatela, Tarkwa and Damang:

  Under Canadian GAAP, the Company accounts for its interests in the Sadiola and Yatela joint ventures by the proportionate consolidation method and its interest in the Tarkwa and Damang mines under the equity method as working interests. Under U.S. GAAP, the Company is required to equity account for all of its investments and record in earnings its proportionate share of their net income measured in accordance with U.S. GAAP.

  For equity method investments, the accounting for these investments represents the aggregate of: (a) capital contributions to the joint ventures, (b) the Company's proportionate share of the net earnings or loss of the joint ventures, net of amortization of the purchase price adjustment and (c) distributions from the joint ventures.

  For U.S. GAAP purposes, the Company's share of earnings from its investments have been adjusted for the following items:

  (i)
  Exploration and development costs:

    Under U.S. GAAP, the Company is required to expense all costs prior to the completion of a definitive feasibility study which establishes proven and probable reserves. Under Canadian GAAP, costs subsequent to establishing that a property has mineral resources which have the potential of being economically recoverable, are capitalized. A difference in classification on the cash flow statement also arises as expenditures associated with capitalized exploration costs under Canadian GAAP are treated as an investing activity whereas under U.S. GAAP, such exploration costs are expensed and shown in the operating section of the cash flow statement.

  (ii)
  Start-up costs:

    U.S. GAAP requires start-up costs to be expensed as incurred. Canadian GAAP allows start-up costs to be capitalized until commercial production is established.

  (iii)
  Deferred stripping costs:

    Under Canadian GAAP, the Company capitalized stripping costs incurred during the period relating to betterments at Yatela, Tarkwa and Damang. These costs will be amortized on a units-of-production basis over the reserves that directly benefit from the stripping activity. Under U.S. GAAP, the Company accounts for stripping costs in conjunction with Emerging Issues Task Force (EITF) 04-6 "Accounting for Stripping Costs Incurred during Production in the Mining Industry", and Statement of Financial Accounting Standards (SFAS) 151, Inventories.

  (iv)
  Future income taxes:

    Tax adjustments related to the above items.

(b)
Exploration expensed:

  Under U.S. GAAP, the Company is required to expense all costs prior to the completion of a definitive feasibility study which establishes proven and probable reserves. Under Canadian GAAP, costs subsequent to establishing that a property has mineral resources which have the potential of being economically recoverable, are capitalized. A difference in classification on the

Note 1 — Notes to the U.S. GAAP Reconciliation: (Continued)

  cash flow statement also arises as expenditures associated with capitalized exploration costs under Canadian GAAP are treated as an investing activity whereas under U.S. GAAP, such exploration costs are expensed and shown in the operating section of the cash flow statement.

(c)
Amortization of royalty interests:

  Under Canadian GAAP, depreciation and amortization of royalty interests is calculated on the units-of-production method based upon the estimated mine life corresponding to the property's reserves and resources whereas under U.S. GAAP, the calculations are made based upon proven and probable mineable reserves.

(d)
Warrants:

  Under Canadian GAAP, warrants to purchase common shares are accounted for as a component of shareholders' equity. Under U.S. GAAP, issuers having warrants with an exercise price denominated in a currency other than the issuer's functional currency are required to treat the fair value of the warrants as a liability and to mark to market those warrants through net earnings.

  On August 12, 2008, the remaining outstanding 19,991,000 warrants expired without being exercised and the carrying value of warrants was transferred to contributed surplus under Canadian GAAP. The liability under US GAAP was extinguished and a non-hedge derivative gain was recognized in the statement of earnings.

(e)
Forward sales liability:

  Under Canadian GAAP, forward gold sales contracts for the Mupane mine are accounted for as normal purchase and sale contracts from the date of acquisition. Under U.S. GAAP, the forward contracts were accounted for as normal purchase and sale contracts from June 26, 2006, the date documentation of the accounting treatment for these contracts was finalized. Prior to June 26, 2006, the forward contracts were accounted for on a mark-to-market basis.

(f)
Flow Through Shares:

  On March 5, 2008, the Company issued 928,962 flow-through common shares for the Westwood project totaling C$8,500,000 which will have to be spent in fiscal 2008. Under Canadian GAAP, flow-through shares are recorded at their face value, net of related issuance costs. When eligible expenditures are made, the carrying value of these expenditures may exceed their tax value due to the renunciation of the tax benefit by the Company. The tax effect of this temporary difference is recorded as a cost of issuing the shares.

  The Financial Accounting Standards Board ("FASB") staff has taken the view that under SFAS No. 109, Accounting for Income Taxes, the proceeds from issuance should be allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares. A liability is recognized for this difference. The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time. Income tax expense is the difference between the amount of deferred tax liability and the liability recognized on issuance.

Note 2 — United States accounting pronouncements adopted effective January 1, 2008:

  (i)
  Fair Value Measurements:

    In September 2006, the FASB issued SFAS 157 "Fair Value Measurements" that provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 is meant to ensure that the measurement of fair value is more comparable and consistent, and improve disclosure about fair value measures. As a result of SFAS 157, there is now a common definition of fair value to be used throughout U.S. GAAP. SFAS 157 applies whenever U.S. GAAP requires (or permits) measurement of assets or liabilities at fair value. SFAS 157 does not address when the use of fair value measurements is required.

    In February 2008, the FASB issued FSP FAS157-2, which delays the effective date of SFAS 157 for nonfinancial assets or liabilities that are not required or permitted to be measured at fair value on a recurring basis to fiscal years beginning after November 15, 2008, and interim periods within those years. The Company is currently evaluating the impact that FSP FAS 157-2 may have on its financial statements.

    Effective January 1, 2008, the Company adopted SFAS 157 for financial assets and liabilities recognized at fair value on a recurring basis. The adoption of SFAS 157 did not change the valuation techniques that the Company uses to value the affected assets and liabilities. SFAS 157 specifies a valuation hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's own assumptions. These two types of inputs have created the following fair value hierarchy:

    •
    Level 1: Quoted prices for identical instruments in active markets;

    •
    Level 2: Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

    •
    Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

    The fair values of the Company's financial assets at September 30, 2008 are:

(in 000's)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Aggregate Fair Value
	$	$	$	$
Held for trading:
Warrants included in marketable securities	—	160	—	160
Available-for-sale:
Marketable securities, excluding warrants	5,627	—	—	5,627

Total	5,627	160	—	5,787

Note 2 — United States accounting pronouncements adopted effective January 1, 2008: (Continued)

    Valuation Techniques:

    Marketable Securities, excluding warrants:

    The fair value of available-for-sale marketable securities, excluding warrants, is determined based on a market approach reflecting the closing price of each particular security at the balance sheet date. The closing price is a quoted market price obtained from the exchange that is the principal active market for that particular security and is therefore classified within Level 1 of the fair value hierarchy established by SFAS 157.

    Warrants:

    The fair value of certain warrants included in marketable securities is obtained through the use of Black-Scholes pricing models which uses share price inputs and volatility measurements and are therefore classified within Level 2 of the fair value hierarchy established by SFAS 157.

  (ii)
  Fair Value Option for financial assets and financial liabilities:

    In February 2007, the FASB issued SFAS 159 "The Fair Value Option for Financial Assets and Financial Liabilities", which allows for an irrevocable option, the Fair Value Option (FVO), to carry eligible financial assets and liabilities at fair value, with the election made on an instrument-by-instrument basis. Changes in fair value for these instruments would be recorded in earnings. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

    Effective January 1, 2008, the Company adopted the provisions of FAS 159 and did not adopt the FVO on its eligible financial instruments, which included equity investments and long term debt, existing as at January 1, 2008.

Note 3 — Recently issued accounting pronouncements:

  (i)
  Determination of the useful life of intangible assets:

    In April 2008, the FASB issued FSP No. FAS 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3") which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, "Business Combinations" ("SFAS 141"). FSP 142-3 is effective for the fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The Company is currently evaluating the impact that the adoption of FSP 142-3 may have on its consolidated financial statements.

Note 3 — Recently issued accounting pronouncements: (Continued)

  (ii)
  Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock:

    In March 2008, the FASB approved the issuance of Emerging Issues Task Force Issue No. 07-5, "Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock". EITF 07-5 defines when adjustment features within contracts are considered to be equity-indexed and will be effective for the Company in the first quarter of fiscal 2009. The Company is currently evaluating the impact that the adoption of EITF 07-5 may have on its consolidated financial statements.

  (iii)
  Accounting for convertible debt instruments that may be settled in cash upon conversion:

    In May 2008, FASB issued FSP No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)," which will change the accounting treatment for convertible debt securities that the issuer may settle fully or partially in cash. FSP No. APB 14-1 requires bifurcation of convertible debt instruments into a debt component that is initially recorded at fair value and an equity component, which represents the difference between the initial proceeds from issuance of the instrument and the fair value allocated to the debt component. The debt component is subsequently accreted (as a component of interest expense) to par value over its expected life. FSP No. APB 14-1 is effective for fiscal years and interim periods beginning after December 15, 2008, and must be retrospectively applied to all prior periods presented, even if an instrument has matured, converted, or otherwise been extinguished as of the FSP's effective date. The Company is currently evaluating the impact that the adoption of FSP No. APB 14-1 may have on its consolidated financial statements.

  (iv)
  Hierarchy of generally accepted accounting principles:

    In May 2008, FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles," which identifies the sources of accounting and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS No. 162 became effective on November 15, 2008. The adoption of SFAS No. 162 is not expected to result in a change in the Company's accounting practices.

  (v)
  Disclosures about derivative instruments and hedging activities:

    In March 2008, FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133." SFAS No. 161 amends the disclosure requirements for derivative instruments and hedging activities contained in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Under SFAS No. 161, entities are required to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and related interpretations and (iii) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require disclosure for earlier periods presented

Note 3 — Recently issued accounting pronouncements: (Continued)

    for comparative purposes at initial adoption. The adoption of SFAS No. 161 will not affect the Company's accounting for derivative financial instruments; however, the Company is currently evaluating the impact on its related disclosures.

  (vi)
  Non-controlling interests in consolidated financial statements:

    The FASB issued SFAS 160, "Non-controlling Interests in Consolidated Financial Statements" which amends ARB 51 to establish accounting and reporting standards for a non-controlling interest in a subsidiary and for deconsolidation of a subsidiary. This pronouncement will apply prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will adopt this pronouncement accordingly.

  (vii)
  Business combinations:

    The FASB issued, SFAS 141(R), "Business Combinations". This pronouncement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. The following are some of the significant changes this new statement makes to how the acquisition method is applied:

    •
    Measuring the assets acquired, the liabilities assumed, and any non-controlling interest at their fair values;

    •
    Recognizing assets acquired and liabilities assumed arising from contingencies;

    •
    Recognizing contingent consideration at the acquisition date, measured at its fair value;

    •
    Recognizing a gain in the event of a bargain purchase (i.e. previously negative goodwill).

    This pronouncement will apply prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will adopt this pronouncement accordingly.

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  Exhibit 4.8